EXHIBIT 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Hertz Global Holdings, Inc., a Delaware corporation (the “Company,” “we” or “us”), had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our common stock, par value $0.01 per share, and (ii) warrants to purchase shares of common stock (the “Warrants”).

DESCRIPTION OF CAPITAL STOCK

The following summary description of the common stock is based upon our second amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our second amended and restated bylaws (the “Bylaws”) and applicable provisions of the law. The summary is not complete and is subject to and qualified in its entirety by reference to the complete text of our Certificate of Incorporation and Bylaws, which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. You should read those documents for provisions that may be important to you.

Authorized Capital Stock

We are authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The are no shares of preferred stock currently outstanding.

Common Stock

Dividend Rights. Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of our common stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors. In addition to such restrictions, whether any future dividends are paid will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the General Corporation Law of the State of Delaware (“DGCL”) to pay dividends.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of Hertz, the holders of our common stock will be entitled to share in the net assets of Hertz available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

Preemptive Rights. Pursuant to our Certificate of Incorporation, the holders of our common stock have no preemptive rights.

Voting Rights. Subject to the rights of the holders of any series of our preferred stock, each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of our common stock will not have cumulative voting rights.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “HTZ.” Computershare, Inc. is the transfer agent for our common stock.

Preferred Stock

Under our Certificate of Incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock or impede the completion of a merger, tender offer or other takeover attempt.

Certain Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law

Delaware Business Combinations Statute. We have elected not to be governed by Section 203 of the DGCL regulating corporate takeovers that, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with an “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder. Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Board of Directors. Our Certificate of Incorporation and our Bylaws provide that the number of directors will be fixed by the board of directors from time to time. Our board of directors is classified into three classes of directors and, as a result, in most circumstances, a person can gain control of our board by successfully engaging in a proxy contest at two or more annual meetings. Under our Bylaws, at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect a director. Under our Certificate of Incorporation and our Bylaws, a vote of a majority of all then outstanding capital stock entitled to vote at an election of directors is required to remove a director but only for cause, and the Board may fill the resulting vacancy, except that whenever the holders of one or more series of the preferred stock have the right, voting separately by class or series, to nominate or elect one or more directors, the removal of such directors will be governed by the terms of such series of the preferred stock as set forth in our Certificate of Incorporation. Vacancies resulting from newly created directorships by reason of an increase in the size of the board of directors or from death, resignation, retirement, disqualification, removal or other cause will be filled by a majority vote of the board of directors, even if less than quorum, or by a sole remaining director (and not stockholders). These provisions may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at a meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws will not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our

Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by Written Consent; Special Meetings of Stockholders. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and our Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called at any time only by or at the direction of our board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Company would have if there were no vacancies; or by one or more stockholders holding not less than 25% of the voting power of all shares of the Company entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of our board of directors for that purpose, must be called by 50% or more of the voting power of all shares of the Company entitled to vote), who shall demand such special meeting by written notice given to our Board of directors specifying the purpose or purposes of such meeting.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the rules and regulations of any applicable stock exchange or similar rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Directors’ Liability. Our Certificate of Incorporation contains a provision eliminating the personal liability of our directors to us or any of its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by applicable law.

Indemnification of Officers and Directors. Our Certificate of Incorporation and our Bylaws contain provisions generally providing for indemnification and prepayment of expenses to our directors and officers to the fullest extent permitted by applicable law.

Business Opportunities. In recognition that our investors and their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries may serve as our directors and/or officers and that our investors may engage in similar activities or lines of business that we do, our Certificate of Incorporation provides for the allocation of certain business opportunities between us and our investors. Specifically, none of our investors or any officer, director, agent, stockholder, member, partner or affiliate of an investor has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for itself and us, we will not have any expectancy in such business opportunity, and the investor will not have any duty to communicate or offer such business opportunity to us and may pursue or acquire such business opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of us who is also an officer, director, agent, stockholder, member, partner or affiliate of any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for us and an investor, we will not have any expectancy in such business opportunity unless such business opportunity is expressly offered to such person solely in his or her capacity as a director or officer of us.

No such person shall be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries.

These provisions of our Certificate of Incorporation are permitted by Section 122 of the DGCL, and, accordingly, we and all of our stockholders are subject to them.

Transactions with Interested Directors or Officers. The DGCL provides that a contract or transaction in which one or more of our directors or officers has a financial interest will not be void or voidable solely because a director or officer is interested, or solely because the director or officer is present at or participates in the meeting which authorizes the contract or transaction, or solely because such person’s votes are counted for such purpose if:

•the material facts as to such person’s or persons’ relations or interest as to the contract or transaction are     disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, even though the number of disinterested directors may be less than a quorum; or

•the material facts as to such person’s or person’s relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•the contract or transaction is fair as to us as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

Exclusive Forum. Our Certificate of Incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware (together with the Court of Chancery, the “Delaware Courts” and, individually, a “Delaware Court”)) will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, (d) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery, or (e) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (e) above, any claim (i) as to which such Delaware Court determines that there is an indispensable party not subject to the jurisdiction of such Delaware Court (and the indispensable party does not consent to the personal jurisdiction of such Delaware Court within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Courts, or (iii) for which the Delaware Courts do not have subject matter jurisdiction.

Our Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our Certificate of Incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the foregoing provisions. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

DESCRIPTION OF WARRANTS

The following description of the Warrants is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Warrant Agreement, dated as of June 30, 2021, between the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent (the “Warrant Agreement”), which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. You should read the Warrant Agreement for provisions that may be important to you.

General. Each Warrant is exercisable for one share of our common stock per Warrant.

Exercisability. The Warrants are exercisable until June 30, 2051, at which time all unexercised Warrants will expire and the rights of the holders of such expired Warrants to purchase common stock will terminate.

Exercise Price. Each Warrant is exercisable at an exercise price of $13.80 per Warrant (the “Exercise Price”), subject to the cashless exercise provisions contained in the Warrant Agreement. Any payment of dividends in cash on our common stock will adjust the Exercise Price pursuant to the terms of the Warrant Agreement.

The Exercise Price is subject to adjustment from time to time upon the occurrence of certain dilutive events, including stock splits, reverse stock splits, recapitalizations, reclassifications of the common stock, consolidations, mergers or combinations involving the Company, sales of all or substantially all of or substantially all of the assets of the Company, stock dividends to holders of common stock, the issuance of rights or warrants to holders of common stock, dividends or distributions to holders of common stock of shares of the Company’s capital stock, rights or warrants to purchase the Company’s securities or indebtedness, assets or property, or certain reclassification or reorganization events in respect of the common stock.

Change of Control. In the event of a Change of Control Event (as defined in the Warrant Agreement) where stock registered under Section 12 of the Exchange Act that is listed for trading on any national securities exchange (or will be within 30 days following the consummation of such Change of Control Event) (“Registered and Listed Shares”) issued as consideration represents less than 90% of the Market Price (as defined in the Warrant Agreement) of all cash, stock, securities or other assets or property to be received by holders of common stock in respect of or in exchange for common stock, then holders of Warrants will receive an amount of cash as calculated in accordance with the Black-Scholes option pricing model in respect of the portion of consideration that is not Registered and Listed Shares. In connection with any consolidation, merger, sale, lease or other transfer of the Company, the successor to the Company will be required to assume all of the Company’s obligations under the Warrant Agreement and the Warrants.

Rights as a Stockholder. Pursuant to the Warrant Agreement, no holder of a Warrant, by virtue of holding or having a beneficial interest in the Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of the Company’s directors or any other matter, or exercise any rights whatsoever as a stockholder of the Company unless, until and only to the extent such holders become holders of record of shares of common stock issued upon settlement of Warrants.

Restriction on Certain Transactions. Under the Warrant Agreement, the Company and its subsidiaries are not permitted to enter into or amend or modify any transaction with its affiliates (other than subsidiaries of the Company) unless such transaction (i) is on terms no less favorable to the Company or its applicable subsidiaries than terms that would be obtained by the Company or such subsidiary from a disinterested third party on an arm’s length basis, or (ii) has been approved by a majority of the Disinterested Directors (as defined in the Warrant Agreement), subject to certain permitted exceptions set forth in the Warrant Agreement.

The Warrants are currently traded on the Nasdaq Global Select Market under the symbol “HTZWW.”